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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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UNIVERSAL INSURANCE HOLDINGS, INC.

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1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309

May 25, 2023

Dear Fellow Shareholders,

Universal Insurance Holdings, Inc. is publicly responding to the Glass Lewis recommendation to vote “against” our say-on-pay vote for our 2023 Annual Meeting. According to Glass Lewis’s report, this recommendation is based on the Compensation Committee’s one-time decision to replace a portion of our CEO’s fiscal 2022 time-based stock option award with a cash award. As discussed in the 2023 proxy statement filed on April 28, 2023, under Mr. Donaghy’s prior employment agreement, he was eligible to receive $1 million in stock options for 2022. He initially received a grant of 250,000 options in March 2022, which had a grant date fair value of $307,827. The Committee subsequently determined to complete the balance of the award with a cash payment of $692,173, in lieu of granting additional stock options.

We support the Compensation Committee’s decision to pay the balance of our CEO’s stock option award in cash, as the stock price at the time of the grant date would have required the issuance of over 800,000 options for the full $1 million award, which would have consumed 50% of the remaining shares in our Incentive Plan, resulting in a highly inefficient use of plan shares.

As disclosed in the 2023 proxy statement, beginning with 2023, executives will no longer receive options and equity compensation will consist solely of RSUs and PSUs.

The Company is committed to ensuring the alignment of executive compensation with shareholders and took significant actions in 2022 to achieve that goal, including 40% and 44% reductions to the CEO’s cash incentive target and total target compensation, respectively. In addition, short term cash incentive and long-term equity incentive compensation were transitioned in 2022 from discretionary to performance-based, resulting in only 50% of the target cash incentive being awarded for fiscal 2022 performance, which was significantly impacted by Hurricane Ian, one of the largest storms in Florida’s history.

Sincerely,

Arash Soleimani, CFA, CPA, CPCU

Chief Strategy Officer

954-804-8874

asoleimani@universalproperty.com